EXHIBIT 5.1

October 6, 2020
Franklin Resources, Inc.
One Franklin Parkway
San Mateo, California 94403
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Franklin Resources, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of 23,049,473 shares of the Company’s common stock, par value $0.10 per share (the “Shares”), which may be issued under the Amended and Restated Franklin Resources, Inc. 2017 Equity Incentive Plan (the “Plan”).
We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.
Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that, when the Registration Statement has become effective under the Securities Act, the Shares to be issued by the Company under the Plan, when duly issued and delivered pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.
This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.
This opinion speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Willkie Farr & Gallagher LLP